EXHIBIT 12.1

SUMMIT PROPERTIES PARTNERSHIP, L.P.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES NINE MONTHS ENDED SEPTEMBER 30, 1999
(Dollars In thousands)


Funds from operations before fixed charges:
       Net income (loss)                                                                                 $39,099
       Interest:
          Expense incurred                                                                                28,963
          Amortization of deferred financing costs                                                           744
                                                                                                             ---
          Total                                                                                          $68,806
                                                                                                         =======


Fixed charges:
       Interest expense                                                                                  $28,963
       Interest capitalized                                                                                5,383
       Rental fixed charges                                                                                  120
       Amortization of deferred financing costs                                                              744
                                                                                                             ---

          Total                                                                                          $35,210
                                                                                                         =======

Ratio of earnings to fixed charges                                                                          1.95
                                                                                                           =====

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